Exhibit 15

November 7, 2008

PartnerRe Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke HM 08

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of PartnerRe Ltd. and subsidiaries for the periods ended September 30, 2008 and 2007, as indicated in our report dated November 7, 2008; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, is incorporated by reference in Registration Statements Nos. 333-11998, 333-107242 and 333-129762 on Form S-8, and in Registration Statements Nos. 333-124713 and 333-133573 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche

Deloitte & Touche

Hamilton, Bermuda